Exhibit 99.01

DexCom Inc. Reports 2006 Financial Results

SAN DIEGO -(BUSINESS WIRE-February 27, 2007)-DexCom, Inc. (Nasdaq:DXCM) today reported a net loss of $11.1 million and $46.6 million for the three and twelve months ended December 31, 2006, compared to $12.1 million and $30.9 million for the same periods in 2005.  Basic and diluted net loss per share was $0.39 and $1.71 for the three and twelve months ended December 31, 2006 compared to $0.48 and $1.63 for the three and twelve months ended December 31, 2005.

“We are pleased to report revenue of $835,000 for the fourth quarter of 2006 and $2.2 million for the year ended December 31, 2006, after launching STS in late March of 2006. Although we were supply constrained through much of the quarter we increased sensor revenues 23% when compared sequentially to our third quarter revenue” stated Steve Kemper, chief financial officer.

No revenues were recorded in 2005. Cost of sales totaled $11.0 million for the year ended December 31, 2006 compared to zero for 2005. During 2005, pre-launch manufacturing costs were included in research and development expense. Cost of sales includes both the direct costs of each product sold and the fixed costs associated with maintaining manufacturing operations.

Research and development expense, including stock based compensation, decreased $7.4 million to $19.4 million for the twelve months ended December 31, 2006, compared to $26.8 million for the same period in 2005.  Changes in research and development expense include lower manufacturing costs that are now included in cost of sales, partially offset by increased compensation, facility and depreciation expenses.

Selling, general and administrative expense, including stock based compensation, increased $15.5 million to $21.1 million for the twelve months ended December 31, 2006, compared to $5.7 million for the same period in 2005.  The increase was primarily due to higher sales and marketing costs including higher compensation, promotion and advertising costs as we launched our STS continuous glucose monitoring system in the United States.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (877) 502-9272 - (US/Canada) or (913) 981-5581 (International) and use the participant code “ 3249145 ” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development, and commercialization of continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom has a limited operating history. The company received approval from the FDA for its STS continuous glucose monitor on March 24, 2006, and has only recently launched the sale of this product throughout the United States. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ending December 31, 2006, as filed with the Securities and Exchange Commission on February 27, 2007.

FOR MORE INFORMATION:
Steve Kemper
Chief Financial Officer
(858) 200-0200
www.dexcom.com

DexCom, Inc.
BALANCE SHEETS

	Years Ended December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$18,167,066	$37,247,064
Short-term marketable securities, available-for-sale	36,341,449	13,277,688
Accounts receivable, net	120,477	—
Inventory	1,413,024	—
Prepaid and other current assets	1,313,907	488,015
Total current assets	57,355,923	51,012,767

Property and equipment, net	6,117,685	5,463,491
Restricted cash	1,079,000	250,000
Total assets	$64,552,608	$56,726,258

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,763,300	$6,184,734
Accrued payroll and related expenses	1,557,578	889,362
Current portion of long-term debt	907,800	—
Total current liabilities	5,228,678	7,074,096

Deferred rent	377,463	240,099
Long-term debt, net of current portion	2,118,200	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively.	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 28,163,690 and 25,416,559 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively.	28,164	25,417
Additional paid-in capital	187,162,062	134,257,379
Deferred stock-based compensation	—	(1,084,214)
Accumulated other comprehensive income (loss)	11,923	(11,928)
Accumulated deficit	(130,373,882)	(83,774,591)
Total stockholders’ equity	56,828,267	49,412,063
Total liabilities and stockholders’ equity	$64,552,608	$56,726,258

DexCom, Inc.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005
Revenues	$2,169,790	$—
Cost of sales	10,958,953	—
Gross margin	(8,789,163)	—

Operating expenses
Research and development	19,419,550	26,769,514
Selling, general and administrative	21,111,325	5,659,960
Total operating expenses	40,530,875	32,429,474
Operating loss	(49,320,038)	(32,429,474)
Interest and other income, net	2,720,747	1,662,044
Net loss	(46,599,291)	(30,767,430)
Accretion to redemption value of Series B, Series C, and Series D redeemable convertible preferred stock	—	(122,232)
Net loss attributable to common stockholders	$(46,599,291)	$(30,889,662)

Basic and diluted net loss per share attributable to common stockholders	$(1.71)	$(1.63)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	27,235,704	18,944,208